SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

                 [Amendment No.           ]

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /    Preliminary Proxy Statement
/x/    Definitive Proxy Statement
/ /    Definitive Additional Materials
/ /    Soliciting Material Pursuant to Section 240.14a-11(c)
or
   Section 240.14a12

                THE PROCTER & GAMBLE COMPANY
      (Name of Registrant as Specified in Its Charter)

                      TERRY L. OVERBEY
          (Name of Person(s) Filing Proxy Statement

Payment of Filing Fee (Check the appropriate box):

/x/$125 per Exchange Act Rules 0-11)(c)(1)(ii), 14a-6(j)(2).
/ /$500 per each party to the controversy pursuant to Exchange
   Act Rule 14a-6(i)(3).
/ /Fee computed on table below per Exchange Act Rules 14a-
   6(i)(4) and 0-11. 1)  Title of each class of securities
   to which transaction applies:
       ..........................................................
   2)  Aggregate number of securities to which transaction
       applies:
       ..........................................................
   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
       ..........................................................
   4)  Proposed maximum aggregate value of transaction:
       ..........................................................

*Set forth the amount on which the filing fee is calculated and state how it was determined.

/ /Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)  Amount Previously Paid:________________________________
   2)  Form Schedule or Registration Statement No.:___________
   3)  Filing Party:__________________________________________
   4)  Date Filed:____________________________________________












                           [P&G LOGO]




     T H E   P R O C T E R   &   G A M B L E   C O M P A N Y









                    NOTICE OF ANNUAL MEETING

                               AND

                         PROXY STATEMENT









                        ANNUAL MEETING OF
                          SHAREHOLDERS

                         OCTOBER 8, 1996


                           [P&G LOGO]


                  THE PROCTER & GAMBLE COMPANY
                           PO BOX 599
                  CINCINNATI, OHIO  45201-0599


            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                    August 30, 1996


   The annual meeting of shareholders of The Procter & Gamble Company will be held at the General Offices of the Company, Two Procter & Gamble Plaza, Cincinnati, Ohio 45202-3314 on Tuesday, October 8, 1996 at 12 o'clock noon, Eastern Daylight Time. Attendance at the annual meeting will be limited to shareholders, those holding proxies from shareholders and representatives of the press and financial community.

   IF YOU WISH TO ATTEND THE MEETING BUT YOUR SHARES ARE HELD IN THE NAME OF A BROKER, TRUST, BANK OR OTHER NOMINEE, YOU SHOULD BRING WITH YOU A PROXY OR LETTER FROM THE BROKER, TRUSTEE, BANK OR NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES.

   The purposes of this meeting are:

   A. To hear the reading of the minutes of the annual meeting of shareholders held October 10, 1995 and to act thereon if they are incorrectly recorded;

   B.  To receive reports of officers;

   C. To elect six members of the Board of Directors with terms expiring at the annual meeting in 1999, as described at pages 3-4 in the proxy statement;

   D. To consider and act upon a proposal described at page 21 in the proxy statement to ratify the appointment of independent auditors;

   E. To consider and act upon, if presented at the meeting, a shareholder proposal as described at page 22 in the proxy statement; and

   F. To consider such other matters as may properly come before the meeting.

   Shareholders of record at the close of business on Friday, August 9, 1996 will receive notice of and be entitled to vote at the meeting.

   Shareholder attendees who are hearing-impaired should identify themselves on registration at the meeting so they can be directed to a special section where an interpreter will be available.

   A copy of the annual report of the Company for the fiscal year ended June 30, 1996 has been mailed to each shareholder of record as of August 9, 1996.

   SHAREHOLDERS ARE URGED TO EXECUTE THE ENCLOSED PROXY AND RETURN IT PROMPTLY, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. ANY PROXY NOT DELIVERED AT THE MEETING SHOULD BE MAILED TO REACH THE COMPANY'S PROXY TABULATOR, THE FIRST NATIONAL BANK OF BOSTON, P. O. BOX 1850, BOSTON, MA 02105-9812 BY 9:00 A.M ON TUESDAY, OCTOBER 8, 1996 (USE THE ENCLOSED SPECIAL POSTAGE-PAID ENVELOPE FOR MAILING IN THE UNITED STATES).

                                 By order of the Board of Directors,

                                       TERRY L. OVERBEY
                                           Secretary




                         PROXY STATEMENT

                  THE PROCTER & GAMBLE COMPANY

    ANNUAL MEETING OF SHAREHOLDERS TO BE HELD OCTOBER 8, 1996




             SOLICITATION AND REVOCATION OF PROXIES

   The enclosed proxy is being solicited by the Board of Directors of the Company. In addition to the solicitation by mail, proxies may be solicited in person or by telephone or telegraph; such solicitation on behalf of the Proxy Committee of the Board may be made by Directors, officers and regular employees of the Company and by representatives of Georgeson & Company Inc., a proxy solicitation firm. The Company has agreed to pay Georgeson & Company Inc. a fee of $16,000, plus reasonable expenses, for its services in this regard. Any proxy given pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. Any such notice of revocation should be provided in writing signed by the shareholder in the same manner as the proxy being revoked and delivered to the Company's proxy tabulator, The First National Bank of Boston.

   The expense of making the solicitation will consist of preparing and mailing the proxies and proxy statements; any expenses incurred by Company representatives in making the contacts referred to above; charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners; costs of returning the proxies; and fees of The First National Bank of Boston for tabulating the responses.
These are the only contemplated expenses of solicitation, and they will be paid by the Company.

                          VOTING RIGHTS

   The holders of record of the Company's Common Stock and Series A and B ESOP Convertible Class A Preferred Stock at the close of business on Friday, August 9, 1996 are entitled to vote on matters to come before the meeting. On that date, 743,412,570 shares of Common Stock, 32,144,582 shares of Series A ESOP Convertible Class A Preferred Stock and 19,102,420 shares of Series B ESOP Convertible Class A Preferred Stock were issued and outstanding. As provided in the Amended Articles of Incorporation, each share of Common and Series A and B ESOP Convertible Class A Preferred Stock is entitled to one vote.

   Participants in The Procter & Gamble Shareholder Investment Program are entitled to vote shares of the Company's Common Stock held for their account under that Program pursuant to an omnibus proxy executed in their favor by the Custodian of such Program.

   Participants in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan and The Procter & Gamble/Noxell Transitional Plan have the right to instruct the Trustees of any Trust under such Plans in which they are participating as to how to vote shares of stock allocated to their accounts. The Plans also provide that the Trustees of each Trust shall vote any shares allocated to accounts of participants as to which such instructions have not been received in direct proportion to the voting of allocated shares as to which voting instructions have been received. In addition, the Plans provide that the Trustees shall vote unallocated shares of stock held in such Trust in direct proportion to the voting of allocated shares in such Trust as to which voting instructions have been received.

   The vote required for the election of Directors and approval of the other proposals is set forth in the discussion of each item to be voted upon.

                      ELECTION OF DIRECTORS

   The Regulations of the Company provide that the Board of Directors shall consist of three classes of Directors with overlapping three-year terms. One class of Directors is to be elected each year with terms extending to the third succeeding annual meeting after such election. The Regulations provide that the Board shall maintain the three classes so as to be as nearly equal in number as the then total number of Directors permits.

   Pursuant to the provisions of the Regulations described above, there are six Directors of the Company whose terms expire at the annual meeting in 1996. The six Directors whose terms are expiring in 1996 are described in the section immediately below. It is the Board's intention that these six persons will be nominated for new terms extending to the annual meeting in 1999 and until their successors are duly elected. Proxies received in response to this solicitation will be voted, unless such authority is withheld, in favor of the election of these six nominees. In the election of members of the Board of Directors, the six candidates receiving the most votes will be elected. While there is no reason to believe that any of the nominees will, prior to the date of the meeting, refuse or be unable to accept the nomination, should any nominee or nominees so refuse or become unable to accept, it is the intention of the persons named in the proxy to vote for such other person or persons as the Directors may recommend.

   Directors whose terms expire at the annual meetings in 1997 and 1998 are described in separate sections below.

 NOMINEES FOR ELECTION AS DIRECTORS WITH TERMS EXPIRING IN 1999

[photograph of      Donald R. Beall - Chairman and Chief
Mr. Beall]          Executive Officer, Rockwell International
                    Corporation (automation, avionics and
                    communications, semiconductor systems and automotive component systems). Director of
                    Rockwell International Corporation, Amoco
                    Corporation and Times-Mirror Company;
                    Director of the Company since 1992; Chairman of the Audit Committee and member of the Compensation and Executive Committees; age
                    57.

[photograph of      Gordon F. Brunner - Senior Vice President.
Mr. Brunner]        Director of the Company since 1991; age 57.

[photograph of      Richard B. Cheney - Chairman of the Board,
Mr. Cheney]         President and Chief Executive Officer,
                    Halliburton Company (energy services,
                    engineering and construction).  Director of
                    Halliburton Company, Electronic Data Systems
                    Corporation, and Union Pacific Corporation;
                    Director of the Company since 1993; member of the Audit, Compensation and Public Policy
                    Committees; age 55.

[photograph of      Harald Einsmann - Executive Vice President.
Mr. Einsmann]       Director of Thorn EMI plc; Director of the
                    Company since 1991; age 62.

[photograph of      Durk I. Jager - President and Chief Operating
Mr. Jager]          Officer.  Director of the Company since 1989;
                    age 53.

[photograph of      Charles R. Lee - Chairman and Chief Executive
Mr. Lee]            Officer, GTE Corporation (telecommunication
                    services).  Director of GTE Corporation,
                    United Technologies Corporation and USX
                    Corporation.  Director of the Company since
                    1994; member of the Audit, Board Organization and Nominating, and Public Policy Committees;
                    age 56.

   All of the Directors with terms expiring in 1996, except Mr. Cheney, have been executive officers of their respective employers for more than the past five years. Mr. Cheney has been an executive officer of Halliburton Company since October 1, 1995. He was a Senior Fellow at the American Enterprise Institute for Public Policy Research, Washington, DC, from January, 1993 until September 30, 1995. Prior to that,
Mr. Cheney was Secretary of Defense of the United States from March 17, 1989 to January 20, 1993.

   Each of the Directors with terms expiring in 1996 was elected a Director by the shareholders at the annual meeting in 1993 except Mr. Lee. Mr. Lee was elected a Director in 1994 to fill a vacancy on the Board.

              DIRECTORS WITH TERMS EXPIRING IN 1997

[photograph of      Edwin L. Artzt - Retired Chairman of the
Mr. Artzt]          Board and Chief Executive.  Director of
                    American Express Company, Barilla G.eR.F.11i
                    S.p.A. Italy, Delta Air Lines, Inc., GTE
                    Corporation and Teradyne, Inc.; Director of the Company from 1972 to 1975 and since 1980;
                    Chairman of the Executive Committee and
                    member of the Finance and Public Policy
                    Committees; age 66.

[photograph of      Norman R. Augustine - Vice Chairman of the
Mr. Augustine]      Board, President and Chief Executive Officer,
                    Lockheed Martin Corporation (aerospace,
                    electronics, information management,
                    materials and energy systems and products).
                    Director of Lockheed Martin Corporation and
                    Phillips Petroleum Company; Director of the
                    Company since 1989; Chairman of the
                    Compensation Committee and member of the Executive and Finance Committees; age 61.

[photograph of      Richard J. Ferris - Co-Chairman, Doubletree
Mr. Ferris]         Corporation.  Director of Doubletree
                    Corporation and Amoco Corporation; Director of the Company since 1979; Chairman of the Finance Committee and member of the Executive, and Board Organization and
                    Nominating Committees; age 59.

[photograph of      John C. Sawhill, Ph.D. - President and Chief
Dr. Sawhill]        Executive Officer, The Nature Conservancy (an
                    international conservation organization).
                    Director of Pacific Gas & Electric Company,
                    NAACO Industries, and Vanguard Group of
                    Mutual Funds; Director of the Company since
                    May 14, 1996; member of the Audit, Board
                    Organization and Nominating, and Public
                    Policy Committees; age 60.

[photograph of      John F. Smith, Jr. - Chairman, Chief
Mr. Smith]          Executive Officer and President, General
                    Motors Corporation (automobile and related businesses). Director of General Motors
                    Corporation; Director of the Company since
                    1995; member of the Audit, Board Organization and Nominating, and Public Policy Committees;
                    age 58.

[photograph of      Marina v.N. Whitman, Ph.D. - Professor of
Dr. Whitman]        Business Administration and Public Policy,
                    University of Michigan.  Director of Aluminum
                    Company of America, Browning-Ferris
                    Industries, Inc., Chase Manhattan Corporation and its subsidiary Chase Manhattan Bank, and Unocal Corporation; Director of the Company since 1976; Chairman of the Board
                    Organization and Nominating Committee, and member of the Compensation and Finance
                    Committees; age 61.

   All of the Directors with terms expiring in 1997, except Mr. Ferris and Dr. Whitman, have been, or were prior to retirement, executive officers of their respective employers for more than the past five years. Prior to his association with Doubletree Corporation (formerly Guest Quarters Hotels LP) in October, 1992, Mr. Ferris was a private investor for more than five years following his resignation as Chairman and Chief Executive Officer of UAL Corporation (formerly Allegis Corporation - travel related services) in June, 1987. Prior to her appointment at the University of Michigan effective September 1, 1992, Dr. Whitman was Vice President and Group Executive, General Motors Corporation, for more than five years.

   Each of the Directors with terms expiring in 1997 was elected a Director by the shareholders at the annual meeting in 1994 except Mr. Smith and Dr. Sawhill. Mr. Smith was elected a Director on June 13, 1995 to succeed John G. Smale effective upon his retirement from the Board and Dr. Sawhill was elected a Director on May 14, 1996 to succeed David M. Abshire effective upon his retirement from the Board.

              DIRECTORS WITH TERMS EXPIRING IN 1998

[photograph of      Joseph T. Gorman - Chairman and Chief
Mr. Gorman]         Executive Officer, TRW Inc. (electronic,
                    automotive, industrial and aerospace
                    equipment).  Director of TRW Inc. and
                    Aluminum Company of America; Director of the
                    Company since 1993; member of the
                    Compensation, Executive and Finance
                    Committees; age 58.

[photograph of      Lynn M. Martin - Professor, Davee Chair, J.
Ms. Martin]         L. Kellogg Graduate School of Management,
                    Northwestern University.  Director of
                    Ameritech Corporation, Ryder Systems, Inc.,
                    TRW Inc., and Harcourt General Inc.; Director of the Company since 1994; member of the Finance, Board Organization and Nominating, and Public Policy Committees; age 56.

[photograph of      John E. Pepper - Chairman of the Board and
Mr. Pepper]         Chief Executive.  Director of Motorola, Inc.
                    and Xerox Corporation; Director of the
                    Company since 1984; member of the Executive
                    Committee; age 58.

[photograph of      Ralph Snyderman, M.D. - Chancellor for Health
Dr. Snyderman]      Affairs, Dean, School of Medicine at Duke
                    University, and Chief Executive Officer of
                    Duke University Health System.  Director of
                    Somatogen Inc.; Director of the Company since
                    1995; member of the Audit, Board Organization and Nominating, and Public Policy Committees;
                    age 56.

[photograph of      Robert D. Storey - Partner in the law firm of
Mr. Storey]         Thompson, Hine & Flory, P.L.L., Cleveland,
                    Ohio.  Director of Bank One, Cleveland,
                    GTE Corporation and The May Department Stores
                    Company; Director of the Company since 1988;
                    Chairman of the Public Policy Committee and member of the Audit and Board Organization and Nominating Committees; age 60.

   All of the nominees for election as Directors with terms expiring in 1998, except Ms. Martin and Mr. Storey, have been executive officers of their respective employers for more than the past five years. Ms. Martin has been a Professor at Northwestern University since 1993. Prior to that, Ms. Martin served as Secretary of Labor of the United States from January, 1991 to January, 1993, following service as a member of the U.S. House of Representatives. Mr. Storey was a partner in the law firm of Burke, Haber & Berick Co., L.P.A. and its successor firm, McDonald, Hopkins, Burke & Haber Co., L.P.A., Cleveland, Ohio, for more than five years prior to joining Thompson, Hine & Flory on January 1, 1993.

   Each of the nominees for election as Directors with terms expiring in 1998 was elected a Director by the shareholders at the annual meeting in 1995.

                     COMMITTEES OF THE BOARD

   The EXECUTIVE COMMITTEE (established in 1905) met once during the fiscal year ended June 30, 1996. As prescribed by the Regulations of the Company, the Committee has the authority of the Board of Directors for the management of the business and affairs of the Company between meetings of the Board.

   The AUDIT COMMITTEE (established in 1940) met three times during the fiscal year ended June 30, 1996 with representatives of Deloitte & Touche LLP and financial management to review accounting, control, auditing and financial reporting matters. The Committee is responsible, among other things, for recommending to the Board the firm of independent auditors to be retained, approving professional services rendered and reviewing the scope of the annual audit and reports and recommendations submitted by the independent audit firm, which regularly meets privately with the Committee.

   The BOARD ORGANIZATION AND NOMINATING COMMITTEE (established in 1972) met four times during the fiscal year ended June 30, 1996. The Board Organization and Nominating Committee is responsible for establishing the criteria for and reviewing the qualifications of individuals for election as members of the Board. When a vacancy on the Board occurs or is anticipated, the Committee presents its recommendation of a replacement Director to the Board. The Committee makes recommendations as to exercise of the Board's authority to determine the number of its members, within the limits provided by the Regulations of the Company.
The Committee also has responsibility for reviewing issues of corporate governance and making recommendations thereon to the Board. Shareholders wishing to communicate with the Board Organization and Nominating Committee concerning potential Director candidates may do so by corresponding with the Secretary of the Company and including the name and biographical data of the individual being suggested.

   The COMPENSATION COMMITTEE met six times during the fiscal year ended June 30, 1996. The Compensation Committee (or its predecessor Committees, which served the same function under different names and which were established commencing in 1960) is responsible for fixing or agreeing to the salary and other compensation of all principal officers of the Company elected by the Board, and advising the Chief Executive on policy matters concerning officers' compensation. The Compensation Committee is also responsible for administration of The Procter & Gamble 1992 Stock Plan as approved at the annual meeting of shareholders on October 13, 1992. The authority of the Committee under the Plan includes selection of key employees for participation in the Plan and determination of numbers of stock options and stock appreciation rights and amounts of restricted and unrestricted stock to be awarded to such employees pursuant to the Plan. The Committee is also charged with on-going administration and interpretation of the Plan and of its predecessor plans, The Procter & Gamble 1983 Stock Plan and the Plan for Use of Shares in Payment of Remuneration, both of which have been superseded as to new grants by The Procter & Gamble 1992 Stock Plan.

   The FINANCE COMMITTEE (established in 1994) met three times during the fiscal year ended June 30, 1996. The Finance Committee is responsible for reviewing and making recommendations to the Board on the following matters: the Company's annual financing plans; the Company's global financing objectives and principles, financial strategies and capital structure; funding and oversight of pension and benefit plans; the Company's insurance program; and, after separately being cleared in principle with the full Board, the financial implications of major investments, restructurings, joint ventures, acquisitions and divestitures.

   The PUBLIC POLICY COMMITTEE (established in 1994) met three times during the fiscal year ended June 30, 1996. The Public Policy Committee is responsible for reviewing activities of importance to the Company and its stakeholders, including employees, consumers, customers, suppliers, shareholders, governments and local communities. The Public Policy Committee reviews equal employment opportunity and advancement, environmental quality, employee safety and health, product safety, contributions and community relations.

CERTAIN ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

   During the fiscal year ended June 30, 1996 a total of nine meetings of the Board and 20 meetings of Committees of the Board were held. Average attendance at these meetings by nominees and incumbents serving as Directors during the past year was in excess of 94%. Mr. Augustine was able to attend only 74% of such meetings due to recovery from surgery and business conflicts.

   During the fiscal year ended June 30, 1996 Directors who were not employees of the Company were paid retainers at the rate of $30,000 per year, plus a fee of $1,000 for each Board or Board Committee meeting attended. In addition, non-employee Directors who served on Board Committees were paid retainers at the rate of $5,000 (for Committee Chairmen) or $3,000 (for Committee members) per year. Non-employee Directors were also granted a stock option on February 29, 1996 with a term of ten years to purchase 1,000 shares of the Company's Common Stock at an exercise price of $81.8125, the fair market value of the Common Stock on the date of grant. The Company does not pay directors' fees to Directors who are employees of the Company. Directors who are not employees of the Company are also provided insurance coverage in the amount of $750,000 payable in the event of accidental death or disability occurring while traveling on Company business. Such Directors also receive reimbursement for expenses of such travel.

   Fees otherwise payable to a Director who has elected to come under The Procter & Gamble Deferred Compensation Plan for Directors are credited to such Director's account but not funded. Interest is credited to such an account at the end of each month at the prime rate then in effect at Morgan Guaranty Trust Company of New York. Such a deferred compensation account is payable either upon the retirement of the Director or after a term of years specified by the electing Director, at the Director's option, elected in advance of being earned. Directors may also elect to convert a portion or all of their fees for services as a Director into Common Stock of the Company pursuant to The Procter & Gamble 1993 Non-Employee Directors' Stock Plan.

   Directors who are not employees of the Company are presently covered by a retirement plan pursuant to which retirement benefits are payable to any such Director who has served at least five years since original election to the Board. The annual retirement benefit under this plan is specified as the amount of the annual retainer for Board service in effect at the time of retirement, payable quarterly for as many calendar quarters following retirement as the retired Director served prior to retirement, or until death, whichever occurs first. There are no survivor benefits payable under this plan.

   Effective January 1, 1997, the Board will substantially simplify its compensation structure for non-employee Directors. The retirement plan, all Committee membership/chairmanship fees and all Board and Committee attendance fees will be eliminated. In replacement of these various fees and plans, Directors who are not employees will receive a retainer of $55,000 per year. The last quarterly retainer payment will be contingent upon the Director having attended at least 75% of the Board meetings held during the fiscal year. The attendance requirement may be waived by the Compensation Committee for reasons of health or other urgent personal circumstances. These Directors will also receive an annual grant of restricted stock with a value of approximately $20,000 per year on the date of grant in addition to the existing annual 1,000 share stock option grant. This simplification does not increase the total compensation received by a typical non-employee Director, but it does increase the percentage of pay in the form of stock from 21% to 40%. This will further strengthen each Director's alignment with the interests of the Company's shareholders.

   As a result of the termination of the retirement plan effective January 1, 1997, an amount equal to the present value of the projected benefit for each then-current Director will be converted into Procter & Gamble Common Stock at the fair market value on the first business day following the effective date of the plan's termination. These shares will be restricted until retirement or completion of service as a Director.

   As part of its overall program of support for charitable institutions and as an aid in attracting and retaining qualified Directors, the Board of Directors established a Charitable Gifts Program funded by life insurance on the lives of the non-employee members of the Board of Directors and the Chairman of the Board and Chief Executive. Directors derive no financial benefit from the Program since all insurance proceeds and charitable deductions accrue solely to the Company. Under this Program the Company intends to make charitable contributions of up to a total of $1 million following the death of any such participant with such contribution to be allocated in accordance with each participant's recommendations among up to five charitable organizations. The following current and retired Directors of the Company are participants in this Program: David M. Abshire, Edwin L. Artzt, Norman R. Augustine, Donald R. Beall, Theodore F. Brophy, Richard B. Cheney, Richard J. Ferris, Joseph T. Gorman, Robert A. Hanson, Joshua Lederberg, Charles R. Lee, Lynn M. Martin, John E. Pepper, David M. Roderick, John C. Sawhill, John
G. Smale, John F. Smith, Jr., Ralph Snyderman, Robert D. Storey and Marina v.N. Whitman. Beneficiary organizations designated under this Program must be tax-exempt under Section 501(c)(3) of the Internal Revenue Code, and donations ultimately paid by the Company will be deductible against federal and other income taxes payable by the corporation in accordance with the tax laws applicable at the time. Because of such deductions and use of insurance, the Program should result in little or no long-term cost to the Company under present law.

           REPORT OF THE COMPENSATION COMMITTEE OF THE
          BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

OVERVIEW

   The Compensation Committee of the Board of Directors (the "Committee") consists entirely of outside, non-employee Directors. The Committee establishes and regularly reviews executive compensation levels and policies, and authorizes short- and long-term awards in the form of cash or stock. All awards are made within the authority of the Additional Remuneration Plan, which dates back to 1949, and The Procter & Gamble 1992 Stock Plan.

   Compensation for executives is based on the principles that compensation must (a) be competitive with other quality companies in order to help attract, motivate and retain the talent needed to lead and grow Procter & Gamble's business; (b) provide a strong incentive for key managers to achieve the Company's goals; and (c) make prudent use of the Company's resources.

   Procter & Gamble has an enviable record of recruiting, training and developing its executive talent from within -- an achievement few other corporations have matched. In addition, the Company's long-term performance, as measured by sales and earnings growth and other relevant measures, has been very positive. This record suggests the principles that drive our compensation program have, over time, delivered the desired results.

   Executive compensation is based on performance against a combination of financial and non-financial measures including business results and developing organization capacity. In addition, employees are expected to uphold the fundamental principles embodied in the Company's Statement of Purpose and Environmental Quality Policy. These include a commitment to integrity, doing the right thing, maximizing the development of each individual, developing a diverse organization, and continually improving the environmental quality of our products and operations. In upholding these financial and non-financial objectives, executives not only contribute to their own success, but also help ensure our business, employees, shareholders and the communities in which we live and work will prosper.

ELEMENTS OF EXECUTIVE COMPENSATION

   It is the Company's long-standing policy that variable, at-risk compensation, both annual and long-term, should make up a significant portion of executive compensation. Depending upon the level of the executive, the Company targets between 40% and 60% of executive compensation (other than retirement credits) to be variable, at-risk elements. When the Company achieves solid earnings growth and stock price appreciation, executive compensation levels will be expected to equal or exceed the middle compensation range for a comparative group of companies. This group includes a combination of leading consumer products companies and other corporations of size and reputation comparable to Procter & Gamble (and with which Procter & Gamble must compete in hiring and retaining the employees it needs).
The composition of this group is updated periodically in order to assure its continued relevance.

   The Committee believes the compensation levels of the Company's executive officers are competitive and in line with those of comparable companies.

   Annual compensation elements include base salary and two forms of incentives, the Performance Bonus Award and the Profit
Incentive Award. Long-term incentive compensation includes stock options and a Long-Term Incentive Plan award based on Total
Shareholder Return relative to a peer group of companies.

   In addition, executives participating in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan receive retirement awards in the form of stock restricted (non-transferable and subject to forfeiture) until retirement, or in some cases, cash deferred until retirement. These awards make up the difference between the Internal Revenue Code limit on contributions that can be made to that Plan and what would otherwise be contributed by the Company to the executive's account. The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan is a qualified plan providing retirement benefits for U.S.-based employees.

ANNUAL COMPENSATION

   Annual compensation consists of base salary and two forms of annual incentives.

   Executive pay ranges are established based on a careful examination of survey data from a comparative group of companies gathered by a leading consulting firm specializing in executive compensation. A number, but not all, of these companies are included in the line of business index shown on the performance graph. Executive compensation ranges are targeted to be in the middle of this group of companies. Within the established range structure, the Committee approves changes in amounts of executive compensation based on individual performance evaluations and time in position.

   One annual incentive award, the Performance Bonus Award, is based on an evaluation of each executive's individual performance. A separate annual award, the Profit Incentive Award, is tied to the net profit achievement of the Company and/or certain business units as compared to preset goals. If these profits, after any adjustments for unusual items, are not delivered, no awards are made.

   Senior management and the Committee believe that differences in performance should result in significantly different levels of annual cash compensation.

LONG-TERM INCENTIVES

   Long-term incentives consist of stock options and Long-Term
Incentive Plan (LTIP) awards. Both types of awards serve to focus executive attention on the long-term performance of the business.

   The Company makes stock option grants annually at no less than 100% of the market price on the date of grant. Stock appreciation rights (SARs) are granted instead of options in countries where the holding of foreign stock is restricted.
These grants and rights are fully exercisable after one year and have a ten-year life. The number of shares normally awarded is based on the individual's total short-term compensation and competitive grant values for that level of compensation. Grants are performance-based in that they are tied to individual compensation levels which are already performance-based. These awards are designed to be competitive with awards made by companies in the survey group. The number of option shares currently held by each executive is not considered in determining awards. Grants are only made to employees who have demonstrated a capacity for contributing in a substantial way to the success of the Company. Stock options encourage these managers to become owners of the business, which helps to further align their interests with the shareholders' interests. Options have no value unless the price of the Company's stock increases, and they are exercisable only by the employee and cannot be transferred except in case of death.

   The goal of the LTIP is to consistently deliver a Total Shareholder Return (TSR) at least in the top half of a peer group of companies over the most recent three-year period. When this occurs, awards ranging from 50% to 150% of the Performance Bonus Award can be earned. No awards are paid for ranking in the bottom one-third of the peer group. Awards are generally made in the form of stock, restricted for a term of years or until retirement, or as stock options in accordance with the terms of the 1992 Stock Plan.

   To support the Company's desire to increase management's stock ownership, the Committee approved a share retention program for managers participating in LTIP. Specific guidelines require participants to achieve and then retain a multiple of their base
salary in shares of Procter & Gamble stock.   Higher level
managers are required to retain a larger multiple. The Chief Executive's multiple is three times base salary.

   The Committee is continuing its review of the new federal tax legislation limiting the deduction available for compensation paid to the Company's named executives under Internal Revenue Code
Section 162(m). Stock option and SAR grants under the 1992 Stock Plan meet the requirements for deductible compensation. The Committee granted some or all of the named executives' Performance Bonus, Profit Incentive and Long-Term Incentive Plan awards in the form of stock options or retirement restricted stock in order to avoid the loss of deductibility related to such compensation. The Executive Compensation Tables provide further details. With these adjustments, the potential tax liability from any loss of deductibility is nominal.

COMPENSATION OF THE CHIEF EXECUTIVE

   The compensation of John E. Pepper, Chairman of the Board and
Chief Executive during fiscal year 1995-96, consists of the same elements as for other senior executives, namely base salary, annual incentives, stock options, and LTIP awards.

   In determining Mr. Pepper's compensation package, the Committee reviewed the Company's financial and business performance for 1995-
96. This review was based on a number of qualitative and quantitative factors including sales, earnings, unit volume, market share, profit margins, return on equity, growth in earnings, total shareholder return, innovation and human resource development. The Committee does not assign relative weights or rankings to each of these factors, but instead makes a subjective determination based on consideration of all such factors. In addition, the Committee also noted significant progress on the Company's long-term objectives. Fiscal year 1995-96 was a record year for unit volume, sales and earnings. A favorable settlement was reached with Bankers Trust on the derivative lawsuit, as a result of which the bank is absorbing 83% of the amount in dispute
- -- a percentage which significantly exceeds its settlements with other parties. The Company achieved its 1995-96 earnings target and profit margins reached their highest level in 46 years. Restructuring efforts are being successfully completed with savings well in excess of original commitments. The Company's strategy of offering consumers products providing better value continues to build the business. This strategy is now being expanded into Europe. Of 16 key global categories, market share is up in 11. TSR has been strong. Since the beginning of the 1993-94 fiscal year, the Company's TSR has averaged 25% on an annualized basis. This ranks P&G well into the top third of a group of peer companies.

     Mr. Pepper's base salary was established based on the Committee's evaluation of his performance toward the achievement of the Company's financial, strategic and other goals, his length of service as Chief Executive, and competitive chief executive officer pay information derived from an independent consulting organization. His Performance Bonus Award was based on the Committee's overall evaluation of his individual performance. Although the final amount has not yet been determined, it is expected that Mr. Pepper will qualify for a Profit Incentive Award attributable to 1995-96 in the amount of approximately $371,000.

   The Chief Executive's LTIP award reflecting the Company's relative TSR performance over the most recent three fiscal years was calculated on the same basis as for all other covered executives. This equaled 108% of Mr. Pepper's Performance Bonus
Award.

   Mr. Pepper's regular award of stock options for 1996, as with other optionees, was based on his total short-term compensation and competitive survey data.

                Norman R. Augustine, Chairman    Joseph T.Gorman
                Donald R. Beall                  Marina v.N. Whitman
                Richard B. Cheney

                  EXECUTIVE COMPENSATION TABLES

   The following tables and notes present the compensation provided by the Company to its Chief Executive officer, and to each of the Company's four most highly compensated executive officers, other than the Chief Executive, for services rendered in all capacities to the Company for the fiscal years ended June 30, 1996, 1995 and 1994.

                   SUMMARY COMPENSATION TABLE
               (DOLLAR FIGURES SHOWN IN THOUSANDS)

                               Annual Compensation
Name and    ______________________________________________________
Principal                                         Other Annual
Position              Year     Salary   Bonus<F1> Compensation<F2>
_______________       ______   __________         ________________
John E. Pepper       1995-96 $1,110.0   $0<F6>         $0
Chairman of the      1994-95    910.0    50.8           0
Board and Chief      1993-94    910.0   704.0           0
Executive

Durk I. Jager        1995-96   $910.0   $58.0<F7>      $0
President and        1994-95    760.0   218.3           0
Chief Operating      1993-94    672.5   574.6         (28.6)<F8>
Officer

Harald Einsmann      1995-96   $635.0  $457.0<F9>    $403.3<F10>
Executive Vice       1994-95    582.5   524.9         537.5<F10>
President            1993-94    565.0   463.8         249.9<F10>

Wolfgang C. Berndt   1995-96   $620.0  $378.0<F11>   $338.5<F10>
Executive Vice       1994-95    555.0   293.7         318.0<F10>
President            1993-94    507.8   336.8         314.8<F10>

Gordon F. Brunner    1995-96   $525.0    $0<F12>       $0
Senior Vice          1994-95    500.0   400.0           0
President            1993-94    475.0   372.4           0

                    Long-Term Compensation
                            Awards
                    ________________________
                                Securities
Name and            Restricted  Underlying
Principal           Stock       Options/      All Other
Position            Awards<F3>  SARs<F4>      Compensation<F5>
________________    __________  ___________   _______________
John E. Pepper       $480.0      91,200          $284.5
Chairman of the       571.3      70,542           240.0
Board and Chief       160.7      45,000           239.1
Executive

Durk I. Jager          $0        81,521          $230.5
President and         228.7      55,322           189.4
Chief Operating       124.2      35,000           168.8
Officer

Harald Einsmann        $0        43,531          $302.4
Executive Vice         84.0      25,300           290.1
President              55.8      24,000           256.5

Wolfgang C. Berndt     $0        39,433          $295.4
Executive Vice        111.5      22,000           335.7
President              44.2      20,000           319.7

Gordon F. Brunner    $561.3      33,196          $138.9
Senior Vice           126.8      19,800           130.9
President              82.2      18,000           125.4

<F1> The Performance Bonus, Profit Incentive and Long-Term
    Incentive Plan Awards may be made in the form of cash, restricted stock or stock options as approved by the Compensation Committee. Awards received in the form of cash are reported in this column. Awards received in the form of restricted stock or stock options are reported under the appropriate long-term compensation column. Although the final amount of the Profit Incentive Award for fiscal year 1995-96 has not yet been determined, the amount of the estimated award has been noted below in footnotes 6, 7, 9, 11 and 12.

<F2> Any perquisites or other personal benefits received from the Company by any of the named executives were substantially less than the reporting thresholds established by the Securities and Exchange Commission (the lesser of $50,000 or 10% of the individual's cash compensation).

<F3> All restricted stock awarded to the named executives for
    1995-96 will vest on retirement.  The number and value
    (in thousands of dollars) of aggregate restricted stock holdings of each of the named executives on June 30, 1996 was: Mr. Pepper, 82,829 shares ($7,558.1);
    Mr. Jager, 22,773 shares ($2,078.0); Mr. Einsmann,
    0 shares ($0); Mr. Berndt, 1,623 shares ($148.1);
    Mr. Brunner, 23,606 shares ($2,154.0). The value of the restricted stock is determined by multiplying the total shares held by each named executive by the average of the high and low price on the New York Stock Exchange on June 28, 1996 ($91.25). Dividends are paid on all restricted Common Stock at the same rate as paid on the Company's Common Stock.

<F4> For fiscal year 1995-96, in addition to the regular award of stock options, these figures include options granted on July 1, 1996 to Messrs. Pepper and Jager for the 1995-96 Performance Bonus Award and options granted on July 10, 1996 to all five named executives for the 1995-96 Long-Term Incentive Plan Award. See footnotes 6, 7, 9, 11 and 12 below. Options for the 1995-96 Profit Incentive Award will be granted on or about September 13, 1996 and reported in the proxy statement for the annual meeting of shareholders on October 14, 1997. Similarly, for fiscal year 1994-95, these figures include options granted on July 3, 1995 to Messrs. Pepper and Jager for their 1994-95 Performance Bonus Award.

<F5> All OtherCompensation (in thousands of dollars) -- details for 1995-
   96:

                 Profit                            Inter-
                 Sharing                           national
                 and       Flexible                Assignment
                 Related   Compensation             Equali-     Total
                 Contribu- Program       Imputed   zation     All Other
Name             tions     Contributions Income    Payments  Compensation
_______________  _______   _____________  _______  _________ ____________
John E. Pepper   $241.6      $36.4        $6.5      $0        $284.5
Durk I. Jager     198.1       30.4         2.0       0         230.5
Harald Einsmann     0          0           2.2     300.2       302.4
Wolfgang C. Berndt  0          0           1.4     294.0       295.4
Gordon F. Brunner 114.3       20.0         4.6       0         138.9

<F6> Mr. Pepper's Performance Bonus Award of $640,041 was paid in the form of retirement restricted stock ($480,041) and stock options ($160,000); his Long-Term Incentive Plan Award of $691,200 was paid in the form of stock options; and his estimated
   Profit Incentive Award of $371,000 will be paid in the form of stock options to be granted on or about September 13, 1996.

<F7> Mr. Jager's Performance Bonus Award of $490,000 was paid in the form of cash ($58,000) and stock options ($432,000); his Long-Term Incentive Plan Award of $529,200 was paid in the form of stock options; and his estimated Profit Incentive Award of $309,000 will be paid in the form of stock options to be granted on or about September 13, 1996.

<F8> Reimbursement to the Company of foreign tax
   credits attributable to previous tax equalization payments pertaining to Mr. Jager's earlier service in Japan, as paid in accordance with Company policies applicable generally to managers assigned outside their home countries.

<F9> Mr. Einsmann's Performance Bonus Award of $275,000 was paid in the form of cash; his Long-Term Incentive Plan Award of $297,000 was paid in the form of stock options; and his estimated Profit
   Incentive Award of $182,000 will be paid in the form of cash.

<F10> Tax equalization payments to cover incremental taxes required to be paid to Belgium for Mr. Einsmann and to the United
    Kingdom for Mr. Berndt, as paid in accordance with Company policies applicable generally to managers assigned outside their home countries.

<F11> Mr. Berndt's Performance Bonus Award of $240,000 was paid in the form ofcash; his Long-Term Incentive Plan Award of $259,200 was paid in the form of stock options; and his estimated Profit Incentive Award of $148,000 will be paid in the form of cash ($138,000) and stock options ($10,000) to be granted on or about September 13, 1996.

<F12> Mr. Brunner's Performance Bonus Award of $265,000 was paid in the form of retirement restricted stock; his Long-Term
    Incentive Plan Award of $286,280 was paid in the form of retirement restricted stock ($143,180) and stock options
    ($143,100); and his estimated Profit Incentive Award of $153,000 will be paid in the form of retirement restricted stock.

                OPTION GRANTS IN LAST FISCAL YEAR
               (DOLLAR FIGURES SHOWN IN THOUSANDS)
                      Number of    % of Total
                      Securities   Options
                      Underlying   Granted to
                      Options      Employees       Exercise or
Name                  Granted<F1>  in Fiscal Year  Base Price
_________________     __________   ______________  ____________
John E. Pepper<F3>    62,454           1.3%       $81.8125
                       5,298           0.1%        90.625
                      23,448           0.5%        88.4375
Durk I. Jager<F4>     49,268           1.0%        81.8125
                      14,301           0.3%        90.625
                      17,952           0.4%        88.4375
Harald Einsmann       33,454           0.7%        81.8125
                      10,077           0.2%        88.4375
Wolfgang C. Berndt    30,640           0.6%        81.8125
                       8,793           0.2%        88.4375
Gordon F. Brunner     28,339           0.6%        81.8125
                       4,857           0.1%        88.4375

                                    Potential
                                    Realizable Value
                                    at Assumed Annual
                                    Rates of Stock
                                    Price Appreciation
                                    for Option Term<F2>
                                    ___________________
                    Expiration      (a)          (b)
Name                Date            5%           10%
___________________ ___________     __           ___
John E. Pepper<F3>  3/1/06        3,213.3     $8,143.3
                    7/1/06          302.0        765.2
                    7/10/06       1,304.1      3,304.9
Durk I. Jager<F4>   3/1/06        2,534.9      6,424.0
                    7/1/06          815.1      2,065.5
                    7/10/06         998.5      2,530.3
Harald Einsmann     3/1/06        1,721.3      4,362.0
                    7/10/06         560.5      1,420.3
Wolfgang C. Berndt  3/1/06        1,576.5      3,995.1
                    7/10/06         489.0      1,239.3
Gordon F. Brunner   3/1/06        1,458.1      3,695.1
                    7/10/06         270.1        684.6

<F1> All of these options, which were granted pursuant to The
   Procter & Gamble 1992 Stock Plan, were non-qualified, were granted at market value on the date of grant, vest on the first anniversary of the date of grant, and have a term of ten years. Stock options expiring on July 1, 2006 and July 10, 2006 related to Performance Bonus and Long-Term Incentive Plan Awards, respectively.

<F2> We recommend caution in interpreting the financial
   significance of these figures. They are calculated by multiplying the number of options granted by the difference between a future hypothetical stock price and the option exercise price and are shown pursuant to rules of the Securities and Exchange Commission. They assume the value of Company stock appreciates 5% or 10% each year, compounded annually, for ten years (the life of each option). They are not intended to forecast possible future appreciation, if any, of such stock price or to establish a present value of options. Also, if appreciation does occur at the 5% or 10% per year rate, the amounts shown would not be realized by the recipients until the year 2006. Depending on inflation rates, these amounts may be worth significantly less in 2006, in real terms, than their value today.

<F3> Mr. Pepper also received an award of 22,542 stock options on
   July 3, 1995 with an exercise price of $71.875 and an expiration date of July 3, 2005 for his Performance Bonus Award earned in fiscal year 1994-95. This option award had potential realizable values of $1,018,900 and $2,582,200 at assumed rates of appreciation of 5% and 10%, respectively.

<F4> Mr. Jager also received an award of 17,322 stock options on
   July 3, 1995 with an exercise price of $71.875 and an expiration date of July 3, 2005 for his Performance Bonus Award earned in fiscal year 1994-95. This option award had potential realizable values of $783,000 and $1,984,200 at assumed rates of appreciation of 5% and 10%, respectively.

        AGGREGATED OPTION/STOCK APPRECIATION RIGHT (SAR)
                  EXERCISES IN LAST FISCAL YEAR
            AND FISCAL YEAR-END OPTION/SAR VALUES<F1>
               (DOLLAR FIGURES SHOWN IN THOUSANDS)
                   Shares                    Number of Securities
                   Acquired     Value      Underlying Unexercised
Name               on Exercise  Realized<F2>  Options/SARs at FY End
_________         ___________  _____________________________________
                                          Exercisable  Unexercisable
                                          ____________ _____________
John E. Pepper     37,000      $1,884.1     317,000     84,996
Durk I. Jager      14,000         873.5     234,000     66,590
Harald Einsmann         0           0       229,500     33,454
Wolfgang C. Berndt      0           0       114,000     30,640
Gordon F. Brunner  25,190       1,533.3     139,080     28,339

                               Value of Unexercised
                               In-the-Money
Name                           Options/SARs at FY End<F3>
_____________________         ______________________________
                              Exercisable  Unexercisable
                              ___________  _____________
John E. Pepper              $13,480.2       $1,026.2
Durk I. Jager                10,541.7          800.6
Harald Einsmann              11,582.8          315.7
Wolfgang C. Berndt            4,360.1          289.2
Gordon F. Brunner             6,217.7          267.4

<F1> Optionees may satisfy the exercise price by submitting
   currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have the Company withhold shares otherwise issuable under the option/stock appreciation right (SAR) with a fair market value equal to such obligations.

<F2> Options/SARs were granted for terms of up to ten years.  The value realized on options/SARs exercised during the last fiscal year represents the total gain over the years the options/SARs were held by the executive. If this total gain is divided by the average number of years the options/SARs were held, a more relevant annualized gain is produced. The annualized gains (in thousands of dollars) on these option/SAR exercises were as follows: Mr. Pepper, $300.8;
   Mr. Jager, $109.2; and Mr. Brunner, $207.9.

<F3> Calculated based on the fair market value of the Company's
   Common Stock on June 28, 1996 ($91.25 per share) minus the exercise price.

                       RETIREMENT BENEFITS

   Retirement benefits for U.S.-based executive officers are provided primarily by The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. This is a defined contribution plan. Under the rules set by the Securities and Exchange Commission, these Company contributions are included in the Summary Compensation Table in the "All Other Compensation" column (see footnote (5) to such Table). In addition, Mr. Einsmann and Mr. Berndt are enrolled in the Pension Plan of Procter & Gamble GmbH (Germany) and Mr. Jager is enrolled in the Pension Plan of Procter & Gamble Benelux N.V. (Netherlands Branch), where they joined the Company. Mr. Jager is also enrolled in the Supplemental Retirement Plan for U.S.-based managers who previously participated in pension plans of international subsidiaries. These Plans are defined benefit plans funded by book reserves or insurance contracts in order to pay retirement benefits in cash. Given their age and service with the Company, their estimated annual benefit, if payable in the form of a straight annuity upon retirement at age 65, would be $1,007,190 for Mr. Einsmann, $905,880 for Mr. Berndt and $267,862 for Mr. Jager.

         COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

   The following graph compares the five-year cumulative total return of the Company's Common Stock as compared with the S&P 500 Stock Index and a composite of the S&P Household Products Index, the S&P Paper & Forest Products Index, the S&P Cosmetics Index, the S&P Health Care Diversified Index and the S&P Foods Index weighted based on the Company's current fiscal year revenues.


                       {Performance Graph}





   The graph assumes a $100 investment made on July 1, 1991 and the reinvestment of all dividends, as follows:

                       DOLLAR VALUE OF $100 INVESTMENT AT JUNE 30
                       ___________________________________________

                  1991     1992     1993    1994    1995   1996
                  ____     ____     ____    ____    ____   ____
P&G Common      $100.00  $121.79 $140.75  $149.88 $203.78 $263.63
Composite Group $100.00  $122.11 $131.68  $135.32 $185.43 $222.00
S&P 500         $100.00  $113.41 $128.87  $130.68 $164.75 $207.58


 SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

   The following tables give information concerning the beneficial ownership of the Company's Common and Series A and B ESOP Convertible Class A Preferred Stock by all Directors and nominees, each named executive, all Directors and executive officers as a group, and the owners of more than five percent of the outstanding Series A and B ESOP Convertible Class A Preferred Stock, on August 9, 1996:

                          COMMON STOCK

                    Amount and Nature of Beneficial Ownership
                    _________________________________________
                    Direct<F1> and          Trusteeships
                    Profit        Right        and       Percent
                    Sharing        to         Family       of
Owner               Plan<F2>    Acquire<F3>  Holdings<F4> Class
________________    __________  __________   __________  _______
Edwin L. Artzt     245,180.8   585,000         --        <F5>
Norman R. Augustine  3,328.0     1,000         --        <F5>
Donald R. Beall      2,500.0     1,000      6,078        <F5>
Wolfgang C. Berndt  32,566.0   114,000         --        <F5>
Gordon F. Brunner   89,194.5   139,080        238        <F5>
Richard B. Cheney    1,717.0     1,000         --        <F5>
Harald Einsmann     11,516.0   229,500         --        <F5>
Richard J. Ferris   42,800.0     1,000         --        <F5>
Joseph T. Gorman     3,059.0     1,000         --        <F5>
Durk I. Jager       49,619.5   251,322         --        <F5>
Charles R. Lee       4,701.0     1,000         --        <F5>
Lynn M. Martin         500.0     1,000         --        <F5>
John E. Pepper     389,098.9   339,542      1,582        <F5>
John C. Sawhill      1,081.0        --         --        <F5>
John F. Smith, Jr.   1,765.0        --         --        <F5>
Ralph Snyderman      1,115.0        --         --        <F5>
Robert D. Storey     1,000.0        --         --        <F5>
Marina v.N. Whitman  2,400.0     1,000         --        <F5>

40 Directors and
   executive
   officers,
   as a group    1,714,221.3 3,534,394     21,466      .709%

<F1> Sole discretion as to voting and investment of shares.
<F2> Shares allocated to personal accounts of executive
     officers under the Retirement Trust pursuant to The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. Plan participants have sole discretion as to voting and, within limitations provided by the Plan, investment of shares. Shares are voted by the Trustees of such Trusts in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.
<F3> If acquired, would have sole discretion as to voting and investment of shares.
<F4> The individuals involved share voting and/or investment powers with other persons.
<F5> Less than .113% for any one Director.

        SERIES A ESOP CONVERTIBLE CLASS A PREFERRED STOCK

                    Amount and Nature of Beneficial Ownership
                    _________________________________________
                    Profit                          Percent
                    Sharing                           of
Owner               Plan<F1>       Trusteeships     Series
___________________ ________       ____________     _______
Edwin L. Artzt       2,829.3               -           <F2>
Norman R. Augustine      -                 -            -
Donald R. Beall          -                 -            -
Wolfgang C. Berndt       -                 -            -
Gordon F. Brunner    3,036.6               -           <F2>
Richard B. Cheney        -                 -            -
Harald Einsmann          -                 -            -
Richard J. Ferris        -                 -            -
Joseph T. Gorman         -                 -            -
Durk I. Jager        3,012.4               -           <F2>
Charles R. Lee           -                 -            -
Lynn M. Martin           -                 -            -
John E. Pepper       3,036.6               -           <F2>
John C. Sawhill          -                 -            -
John F. Smith, Jr.       -                 -            -
Ralph Snyderman          -                 -            -
Robert D. Storey         -                 -            -
Marina v.N. Whitman      -                 -            -

40 Directors and
   executive
   officers,
   as a group       56,537.0               -           .176%

Employee Stock Ownership
  Trust of The Procter &
  Gamble Profit Sharing
  Trust and Employee Stock
  Ownership Plan, PO Box
  599, Cincinnati, Ohio
  45201-0599 (G. V. Dirvin,
  W. O. Coleman and
  C. C. Carroll,
  Trustees)          --           19,394,053.2<F3>    60.33%

<F1> Shares allocated to personal accounts of executive officers under the Employee Stock Ownership Trust pursuant to The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. Plan participants have sole discretion as to voting and, within limitations provided by the Plan, investment of shares. Shares are voted by the Trustees of such Trust in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.
<F2> Less than .010% for any one Director; by the terms of the stock, only persons who are or have been employees can have beneficial ownership of these shares.
<F3> Unallocated shares.  The voting of these shares is governed by the terms of the Plan, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of the Plan, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

        SERIES B ESOP CONVERTIBLE CLASS A PREFERRED STOCK

                    Amount and Nature of Beneficial Ownership
                    _________________________________________
                    Profit                        Percent
                    Sharing                         of
Owner               Plan<F1>       Trusteeships   Series
__________________  ________       ____________   _______
Edwin L. Artzt     224.3                -           <F2>
Norman R. Augustine   -                 -            -
Donald R. Beall      -                  -            -
Wolfgang C. Berndt   -                  -            -
Gordon F. Brunner  115.1                -           <F2>
Richard B. Cheney    -                  -            -
Harald Einsmann      -                  -            -
Richard J. Ferris    -                  -            -
Joseph T. Gorman     -                  -            -
Durk I. Jager        -                  -            -
Charles R. Lee       -                  -            -
Lynn M. Martin       -                  -            -
John E. Pepper     115.1                -           <F2>
John C. Sawhill      -                  -            -
John F. Smith, Jr.   -                  -            -
Ralph Snyderman      -                  -            -
Robert D. Storey     -                  -            -
Marina v.N. Whitman   -                 -            -

40 Directors and
   executive
   officers,
   as a group    1,124.1                -             .006%

Employee Stock Ownership Trust
  of The Procter & Gamble Profit
  Sharing Trust and Employee Stock
  Ownership Plan, PO Box 599,
  Cincinnati, Ohio 45201-0599
  (G. V. Dirvin, W. O. Coleman and
  C. C. Carroll,
  Trustees)        --            16,387,486.2<F3>   85.79%

<F1> Shares allocated to personal accounts of current and former executive officers under the Employee Stock Ownership Trust pursuant to The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. Plan participants have sole discretion as to voting and, within limitations provided by the Plan, investment of shares. Shares are voted by the Trustees of such Trust in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.
<F2> Less than .0013% for any one Director.
<F3> Unallocated shares.  The voting of these shares is governed by the terms of the Plan, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of the Plan, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

     SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Ownership of and transactions in Company stock by executive officers and Directors of the Company are required to be reported to the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934. On August 10, 1995, Ralph Snyderman, Director, filed a Form 4 for June, 1995 to correct an inadvertent failure to report his initial purchase of 400 shares.

   TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND OTHERS

   During the past fiscal year, the Company and its subsidiaries had no transaction in which any Director, or any member of the immediate family of any Director, had a material direct or indirect interest reportable under applicable rules of the Securities and Exchange Commission. In the normal course of business the Company had transactions with other corporations where certain Directors are or were executive officers; and the Company utilized the services of the law firm of Thompson, Hine & Flory in which Robert D. Storey, a Director, is a partner. None of the aforementioned matters was material in amount as to the Company, the corporations or the law firm.

   During the past fiscal year, the Company and its subsidiaries had no transactions in which any executive officer of the Company, or any member of the immediate family of any such executive officer, had a material direct or indirect interest reportable under applicable rules of the Securities and Exchange Commission.

     PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors, acting upon the recommendation of the Audit Committee of the Board, has appointed the firm of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1996-97. Although action by the shareholders in this matter is not required, the Board believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of Company financial controls and reporting.

   The following proposal will therefore be presented for action at the annual meeting by direction of the Board of Directors:

     RESOLVED, That action by the Board of Directors appointing Deloitte & Touche LLP as the Company's independent auditors to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending June 30, 1997 is hereby ratified, confirmed and approved.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS RESOLUTION
FOR THE FOLLOWING REASONS:

   The Board of Directors first appointed Deloitte & Touche LLP as the Company's independent auditors in 1890 and has reappointed them to this capacity each succeeding fiscal year. Deloitte & Touche LLP has an outstanding reputation in the auditing field and has served the Company well over the intervening years. The Board of Directors and its Audit Committee believe that such firm clearly has the necessary personnel, professional qualifications and independence to continue to serve as the Company's independent auditors.

   In addition, Deloitte & Touche LLP's longstanding service to the Company has given it a unique understanding of the operations of Procter & Gamble, thereby giving it a significant advantage over other firms in conducting a knowledgeable and efficient audit.

   One or more representatives of Deloitte & Touche LLP will be in attendance at the annual meeting on October 8, 1996. The representatives will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions from shareholders.

   The affirmative vote of a majority of shares participating in the voting on this proposal is required for adoption of this resolution. Proxies will be voted FOR the resolution unless the Proxy Committee is instructed otherwise on a proxy returned to such Committee. Abstentions indicated on such a proxy card will not be counted as either "for" or "against" this proposal.

                      SHAREHOLDER PROPOSAL

   Evelyn Y. Davis, Watergate Office Building, 2600 Virginia
Avenue, N.W., Suite 215, Washington, DC 20037, owning 200 shares of Common Stock of the Company, has given notice that she intends to present for action at the annual meeting the following resolution:

       RESOLVED: That the shareholders of P&G recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted.

   Mrs. Davis has submitted the following statement in support of her resolution:

       REASONS: Until recently, directors of P&G were elected annually by all shareholders.

       The great majority of New York Stock Exchange listed corporations elect all their directors each year.

       This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board.

       Last year the owners of 158,229,332 shares representing approximately 28.7% of shares voting, voted FOR this proposal.

       If you AGREE, please mark your proxy FOR this resolution.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS
RESOLUTION FOR THE FOLLOWING REASONS:

   The shareholders of Procter & Gamble decided, by action at the annual meeting of shareholders in 1985, that its Board of Directors shall be divided into three classes with Directors elected to staggered three-year terms. This was to insure continuity of experienced Board members.

   This exercise by Procter & Gamble shareholders of their rightful role in corporate governance has been challenged with this same resolution at every annual meeting since 1986. On each of these occasions, the shareholders confirmed that they wanted to retain the continuity of experienced Directors by having a classified Board of Directors with staggered terms.

   In each such year they defeated the proposal to return to annual election of the entire Board, with over 71% voting against it at the most recent shareholders meeting. We believe this affirms the Board's view that the current system of election is working effectively.

   This year's resolution and the arguments in support of it are identical to those in prior years. The Board of Directors agrees with the results of previous shareholder voting on this issue and again recommends a vote AGAINST the proposal.

   The affirmative vote of a majority of shares participating in the voting on this proposal is required for adoption of this resolution. Proxies will be voted AGAINST the resolution unless the Proxy Committee is instructed otherwise on a proxy returned to such Committee. Abstentions indicated on such a proxy card will not be counted as either "for" or "against" this proposal. "Broker non-votes" specified on proxies returned by brokers holding shares for beneficial owners who have not provided instructions as to voting on this issue will be treated as not present for voting on this issue.

                    1997 ANNUAL MEETING DATE

   It is anticipated that the 1997 annual meeting of shareholders will be held on Tuesday, October 14, 1997. Pursuant to regulations issued by the Securities and Exchange Commission, to be considered for inclusion in the Company's proxy statement for presentation at that meeting, all shareholder proposals must be received by the Company on or before the close of business on Friday, May 2, 1997.

                          OTHER MATTERS

   No action will be taken with regard to the minutes of the annual meeting of shareholders held October 10, 1995 unless they have been incorrectly recorded.

   The Board of Directors knows of no other matters which will come before the meeting. However, if any matters other than those set forth in the notice should be properly presented for action, the persons named in the proxy intend to take such action as will be in harmony with the policies of the Company and, in that connection, will use their discretion.


                  THE PROCTER & GAMBLE COMPANY

[P&G LOGO]

  SHAREHOLDER'S PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD
     ANNUAL MEETING OF SHAREHOLDERS-TUESDAY, OCTOBER 8, 1996

     The undersigned hereby appoints John E. Pepper, Durk I. Jager and Harald Einsmann, and each of them (with respect to any shares of Common Stock held by the undersigned directly or via the Company's Shareholder Investment Program) as proxies to attend the annual meeting of shareholders of the Company to be held on Tuesday, October 8, 1996 at 12 o'clock noon in Cincinnati, Ohio and any adjournment thereof and vote all shares held by or for the benefit of the undersigned as indicated on the reverse side of this card: for the election of Directors; upon the Board of Directors and shareholder proposals listed; and, finally, upon such other matters as may properly come before the meeting.

     This proxy also provides voting instructions for shares held by the Trustees of the Retirement Trust and the Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan (as applicable, with respect to shares of Common Stock and Series A and B ESOP Convertible Class A Preferred Stock held for the benefit of the undersigned) and/or the Trustees of The Procter & Gamble/Noxell Transitional Plan and directs such Trustees to vote as indicated on the reverse side of this card: for the election of Directors; upon the Board of Directors and shareholder proposals listed; and, finally, upon such other matters as may properly come before the meeting. The Trustees of each Trust will vote shares of the Company's Stock held by them for which instructions are not received in direct proportion to the voting of shares for which instructions have been received, provided that such voting is not contrary to the Employee Retirement Income Security Act of 1974, as amended. The Trustees will vote unallocated shares in direct proportion to voting by allocated shares of the same Class in aggregate, for which instructions have been received.

     THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED JOINTLY BY THE BOARD OF DIRECTORS OF THE PROCTER & GAMBLE COMPANY AND THE TRUSTEES OF THE PLAN TRUSTS LISTED ABOVE PURSUANT TO A SEPARATE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED. THIS CARD SHOULD BE MAILED IN THE ENCLOSED ENVELOPE IN TIME TO REACH THE COMPANY'S PROXY TABULATOR, THE FIRST NATIONAL BANK OF BOSTON, P.O. BOX 1850, BOSTON, MA 02105-9812 BY 9:00 A.M. ON TUESDAY, OCTOBER 8, 1996 FOR COMMON SHARES TO BE VOTED AND 5:00 P.M. ON MONDAY, OCTOBER 7, 1996 FOR THE TRUSTEES TO VOTE THE PLAN SHARES. THE FIRST NATIONAL BANK OF BOSTON WILL REPORT SEPARATELY TO THE PROXY COMMITTEE AND TO THE TRUSTEES AS TO PROXIES RECEIVED AND VOTING INSTRUCTIONS PROVIDED, RESPECTIVELY. INDIVIDUAL PROXY VOTING AND VOTING INSTRUCTIONS WILL BE KEPT CONFIDENTIAL BY THE FIRST NATIONAL BANK OF BOSTON AND NOT PROVIDED TO THE COMPANY.

                   (Continued from other side)

     PLEASE MARK
X    VOTES AS IN
     THIS EXAMPLE

The Board of Directors recommends a vote FOR the following actions or proposals (as described in the accompanying Proxy Statement). If you sign and return this card without marking, this proxy card will be treated as being FOR each proposal.

A.    ELECTION OF DIRECTORS (terms expiring in 1999)
      Nominees:  Donald R. Beall, Gordon F. Brunner,
      Richard B. Cheney, Harald Einsmann,
      Durk I. Jager, Charles R. Lee

          FOR     WITHHELD
          ___       ___

      EXCEPTIONS:

      _______________________________________
      For all nominees except as noted above

B.    Ratify Appointment of
      Independent Auditors

      FOR   AGAINST    ABSTAIN
      ___     ___      ___

The Board of Directors recommends a vote AGAINST the following shareholder proposal (as described in the accompanying Proxy Statement), if presented at the annual meeting. If you sign and return this card without marking, this proxy card will be treated as being AGAINST such proposal.

1.    Board of Directors Terms

      FOR   AGAINST    ABSTAIN
      ___     ___      ___




      NOTE: Please sign exactly as name(s) appear hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name as such.

Signature(s)__________ Date______ 1996 Signature(s)________ Date______ 1996

         PLEASE SIGN THIS PROXY AS NAME(S) APPEAR ABOVE.